Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Exhibit 10.7

Biopharma Services Agreement

[**] MCB & WCB manufacturing & release

Date:	Sunday, June 05, 2016

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

NOVASEP General Information		3

NOVASEP-Biopharma CMO capacities & equipment		4

Fill & Finish Capacities:		5

Services Agreement		6

Part 1: Definitions		7

Part 2: Scope of the Work		9
1.	Introduction & Inquiry	10
2.	Locations	10
3.	Project and technical team	10
4.	Project Management	10
5.	Prerequisites	10
6.	Summary of the work	11
7.	Detailed description of the work packages	11

Part 3: Price of the Work and Payment conditions		13
1.	Price	13
2.	Validity	13
3.	Applicable Incoterm	13
4.	Payment Conditions	14
5.	Payment terms	14
6.	NOVASEP’s Bank Account	14

Part 4: Legal Terms		15
1	Integral Parts of this Agreement	15
2	Work	15
3	NOVASEP’s undertakings	15
4	CUSTOMER’s obligations and Supplies	16
5	Intellectual Property Rights	17
6	Future Cooperation
7	Confidentiality	18
8	Fees and expenses	19
9	Term and Termination	19
10	Effect of Termination	19
11	Liability	20
12	Applicable Law - Litigations	20
13	Force Majeure	20
14	General	21

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

NOVASEP General Information

NOVASEP provides bioprocess development and contract manufacturing services for most types of biologics, from pre-clinical supply to commercial manufacturing.

Our contract development and manufacturing strategy is made up of flexible modules covering the entire process chain from cell line development to formulation and fill & finish of your drug products.

Our mission is to bring process and product innovation to bioprocessing in order to support you in the development of your biomolecules from preclinical to commercial batches in the most efficient way.

We are able to provide turnkey services from gene to clinical product, including all banking; USP-DSP development; scale-up; formulation and fill & finish; QC development, validation and final release for clinical trials.

We work from your process or develop one from scratch, always sharing with you the know how, vision and realistic expectations More than 15 years’ experience and 200 projects have made this rare and recognized added value possible.

Our difference is the integration of our advanced technologies into bioprocessing and our ability to bring them to optimal performance through our process development capabilities. Then, depending on your manufacturing strategy, you are free to choose between in-sourcing our downstream processing technologies or out-sourcing production with us... or both!

Your benefits are numerous:

•   Our experience with a broad range of expression systems as well as upstream and downstream technologies;

•   An experienced CMO partner who is both an end-user and a provider of purification technologies;

•   A unique organization capable of designing your process, as well as engineering, building, validating and operating the bio-manufacturing plant for your biologics;

•   A complete staff dedicated to your process development;

•   Great flexibility to match your timelines and contract management, and an ability to cope with quick process change needs, which are frequent in bioprocess development

NOVASEP offers you a unique combination of services and advanced technologies for producing and purifying your biopharmaceuticals, from laboratory to industrial scale:

•	Outsourcing solutions: contract manufacturing services, from master cell bank to aseptic formulation, fill & finish and released drug product.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

•

In-sourcing solutions, for biologics manufacturing: including our chromatography (Prochrom® biochromatography column) and Tangential Flow Filtration (TFF) solutions (TangenX membranes, reusable and Sius single-use cassettes and TFF systems), from lab to industrial scale

NOVASEP-Biopharma CMO capacities & equipment

NOVASEP offers capacities for biopharmaceuticals in Belgium and in France.

The three facilities are part of NOVASEP Biopharma Business Unit and are offering capacities for Research & Development, USP cGMP productions (Belgium only), DSP cGMP production and F&F (Belgium only).

Belgium - Gosselies	Belgium - Seneffe	France - Pompey

R&D Labs	R&D Labs	R&D Labs

USP	USP

DSP	DSP	DSP

F&F	F&F

BSL 1-3	BSL 1-2	BSL1

The following industrial scenarios are implemented for the production in cell culture:

Reusable Bioreactors:	Disposable/Single-use Bioreactors (SUB):

R&D – 2L* Applikon glass bioreactors	R&D/GMP – SUB 50L* BioStat STR Cultibag Sartorius

R&D/GMP – 10L* Applikon glass bioreactors	R&D/GMP – SUB 200L* BioStat STR Cultibag Sartorius

R&D – 60L* Applikon Stainless Steel bioreactor	GMP 1,000L* - SUB BioStat STR CultiBag Sartorius

GMP – 20L/80L/250L* - Guerin Stainless Steel train of bioreactors

*	Volumes are expressed as working volumes

The following equipments are available for the production of protein by micro-organisms (fermentation):

•	4* 2L* (Sartorius)

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

•	1* 12L* (NewBrunswick)

•	1* 100L* (Sartorius)

•	High Pressure homogenizers: Panda and Panther systems (Niro Soavi)

•	Numerous incubators for culture in shake-flasks

•	Culture harvest either by centrifugation and/or tangential flow filtration (hollow fibers)

*	Volumes are expressed as working volumes.

Fill & Finish Capacities:

Formulation & Fill & Finish

•  Development of aseptic processes

•  Filtration

•  Vialing processes

•  Finish

•  Visual inspection

•  Clinical labelling

•  Secondary/tertiary packaging

•  Flash freezing

•  Final storage at all temperatures

F&F Capacities

•  For non-viable and viable products until BSL3

•  Sterile filtration of bulk product

•  Gosselies: up to 10L bulk (up to 550 vials, up to 2.5 mL/vial)

•  Seneffe: up to 50L bulk (up to 1500 vials/H, up to 100 mL/vial)

•  Automated liquid filling machine FPC50 (Seneffe)

•  High recovery rates

•  Disposable product-contact surfaces

•  cGMP Aseptic filling of vials (manual and automatic)

•  Clean room background class B

•   Operation in a grade A filling area (RABS or LAF)

•  MFT 19 batch sizes up to 4,000 3 mL-glass vials and 12L bulk volume

•  MFT 20 batch size 2,500 20 mL-glass vials and 50 L bulk volume

•  MFT 06 batch size 550 3ml-glass vials and 10L bulk volume

•   Wide range of filling parameters and container closure configurations

•  2 mL to 100 mL vials

•  0.1 mL to 100 mL fill volume

•   Validation of aseptic fills (> 20 MFT)

•   Media fills performed with product-specific components

•   Container-closure studies.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

This services agreement, hereafter referred to as the “Agreement”, is entered into on              2016 (the “Effective Date”), by and between

FREELINE THERAPEUTICS, a corporation having its company registered in England under number 9500073, having its registered address at 215 Euston Road, London, NW1 2BE and its principal place of business at at Freeline Therapeutics Limited, UCL Royal Free Medical School, Pond Street • London • NW3 2QG, The UK.

hereafter referred to as “FREELINE THERAPEUTICS” or “CUSTOMER”,

and

Henogen SA (a subsidiary of the NOVASEP group), a Belgian corporation having its registered address at 12 rue des Professeurs Jeener et Brachet, B-6041 Gosselies, BELGIUM,

hereafter referred as “NOVASEP”.

CUSTOMER and NOVASEP will be hereafter be referred to separately as “the Party” and jointly as “the Parties”.

WHEREAS:

(i)    FREELINE THERAPEUTICS wishes to engage NOVASEP to conduct Work to manufacture a MCB and WCB from a [**] (“the Product”),

(ii)    NOVASEP has the professional skills and knowledge to perform such Work on the terms and conditions set forth herein; in particular NOVASEP is an expert in cell culture, fermentation, synthesis, purification (including chromatography), sterile filtration and aseptic fill & finish processes;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

NOW THEREFORE, in consideration of the premises and of the mutual promises and covenants herein contained, the adequacy of which is acknowledged by each of the Parties, the Parties hereto agree as follows:

Part 1: Definitions

In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:

“Affiliates” means any company, corporation, firm, partnership or other entity which is directly or indirectly controlled by, or under the same control of any of the Parties, where control means the power, direct or indirect, to direct or cause the direction of the management and policies of such entity, whether by contract, through the by-laws of the aforementioned entities or otherwise;

“Agreement” means the present Agreement and all its Appendix(es);

“Confidential Information” means any and all commercial and technical information, including but not limited to documents, strategies, methods, procedures, know-how, trade secrets, pre-clinical and clinical test-data, or technical or marketing information regardless of method of storage, and copies thereof, disclosed by one Party (“the Disclosing Party”) to the other Party (“the Receiving Party”) pursuant to this Agreement and shall also include:

(a)	Customer Data, CUSTOMER’s products, and CUSTOMER’s manufacturing/production process or methods, which shall be deemed to be Confidential Information of CUSTOMER; and

(b)	Information regarding NOVASEP’s manufacturing/production process or methods, which shall be deemed to be Confidential Information of NOVASEP.

“Customer Data” means all data, Confidential Information, methods, substances, samples and Materials provided to NOVASEP by CUSTOMER pursuant to this Agreement;

“Effective Date” means the date mentioned on top of the first page of this Agreement;

“Facility” shall mean NOVASEP’s development and manufacturing facility(ies) where the Work will be carried out, as agreed between the parties;

“Force Majeure” has the meaning given in Section 13 of Part 4 of this Agreement;

“Intellectual Property Rights” has the meaning given in Section 5.1 of Part 4 of this Agreement;

“Materials” means materials, raw materials, compounds or intermediates supplied by CUSTOMER to NOVASEP under this Agreement;

“NOVASEP Background Intellectual Property” has the meaning given in Section 5.1 of Part 4 of this Agreement;

“Product” means the MCB and the WCB produced from a source [**] by FREELINE and supplied by NOVASEP as described in the present Agreement;

“Results” has the meaning given in Section 5.1 of this Agreement;

“Work” means the development work and services to be conducted by NOVASEP pursuant to this Agreement and as more particularly described in the Part 2; the Work will be divided in different stages (each a “Work Package”), as more precisely defined in Part 2 of this Agreement;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Written” or “in writing” form means either paper hardcopy or facsimile signed by both Parties or mail confirmed by both Parties.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Part 2: Scope of the Work

[**] MCB & WCB manufacturing & release

Prepared for:	[**] Chief Development Officer Freeline Therapeutics Limited UCL Royal Free Medical School Pond Street • London • NW3 2QG
[**] [**]

Prepared by:	[**] Strategic Project Director
[**]
[**]

[**] CMO Business Development [**] [**]

Henogen SA - NOVASEP Belgium 12 rue des Professeurs Jeener et Brachet, 6041, Gosselies, BELGIUM

Sales Contact	[**] Area Sales Manager
[**] [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

1.	Introduction & Inquiry

Linked with the objective to produce [**] using transiently transfected [**], FREELINE THERAPEUTICS is looking for the manufacturing and release of a Master Cell Bank (MCB) and a Working Cell Bank (WCB) of [**] in accordance with ICH, EMA and FDA guidelines and with European and US pharmacopoeias (EP/USP)

2.	Locations

The Work will be performed by NOVASEP in its facilities in Gosselies and Seneffe (Belgium). The production facilities will be operated by NOVASEP in compliance with current GMP rules with respect to the Clinical Batches and all applicable laws.

3.	Project and technical team

Name	Department
[**]	Director, Strategic Projects

[**]	Research & Development

[**]	Production

[**]	Quality Control

[**]	Quality Assurance

[**]	Qualified Person

[**] [**]	CMO Biopharma Market Area Sales Manager

NOVASEP’s representative [**] will be FREELINE THERAPEUTIC’s main point of contact for all commercial as well as technical questions related to this Agreement until the project proposal agreed and purchase order (PO) received from CUSTOMER. Once a project is started, the allocated Project Manager will take over for all aspects related to the operational level.

4.	Project Management

At NOVASEP, we have recognised over the years that successfully managed projects increase productivity, yield a greater return on investment, increase profits, and improve customer service.

Moreover, NOVASEP considers that communication between NOVASEP and each customer is key to align strategies, share and assess risks, manage changes, especially in the field of new products.

NOVASEP will assign a Project Manager to this project who will be the main contact for both internally and externally. To maintain a close working relationship, periodic project meetings will be scheduled. During these meetings, progress of the project will be reviewed and both Parties will make sure that they are aligned to a common set of goals.

5.	Prerequisites

FREELINE THERAPEUTICS will provide a series of vials of [**] including requested documentation [**] allowing their introduction into NOVASEP’s cGMP facility.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

6.	Summary of the work

WP	Description	Approx. duration
WP 1.	Master & Working Cell Bank manufacturing and release	4-5 months

7.	Detailed description of the work packages

1.    Work package 1. Master Cell Bank & Working Cell Bank manufacturing and release

WP 1.1. Production of a Master Cell Bank (MCB)

A MCB will be produced in the GMP facilities starting from a vial of [**] to which FREELINE THERAPEUTICS has access.

The MCB will be produced in adherence (static mode) to allow the production of [**] containing [**] cell/ml ± [**] with a viability [**]

The following in-house analytical testing will be performed on the MCB under the responsibility of NOVASEP.

Process testing	Method	Specification
Sterility	[**]	Absence of growth
Appearance	[**]	For example (Turbid, yellowish liquid)
Cell Viability	[**]	For example (≥ 60% at thawing step)
Total cell count	[**]	For example (≥ 1.5 107cells/vial)
Growth recovery	[**]	i.e. Cell doubling time ≤ 50h; Viability ≥ 80% at 2nd passage after thawing

The following outsourced QC will be done under the responsibility of the subcontractor (**). Additional outsourced QC testing would be performed upon FREELINE THERAPEUTICS request.

Process testing	Method	Specification
Cell identity DNA Fingerprint To include Large T antigen	To be defined	[**]
Mycoplasma: Direct & Indirect	To be defined	No evidence of Mycoplasma
Retrovirus detection	Co-cultivation assay with [**] 5 passages and F-PERT end point	Absence of retrovirus
Karyotype	EP5.2.3	Diploid cells
Morphological characteristics and growth characteristics	Optical and electron microscope	TBD
Mycobacteria	To be defined	No evidence of Mycobacteria
Transmission electron microscopy	Preparation and examination of 200 median cell profiles by TEM	Absence of virus
In Vitro AA [**]	To be defined	No evidence of cytopathic effect or haemadsorption
In Vivo AA (adult mice, suckling mice, guinea pigs & embryonated eggs)	To be defined	No evidence of virus
Reverse transcriptase activity (F-PERT) Detection of Human Viral Pathogens	To be defined	No retrotranscriptase activity
Detection of bovine viruses (9 CFR)	To be defined	No bovine viruses
Detection of porcine viruses (9 CFR)*	To be defined	No porcine viruses

Detection of porcine Circovirus 1 & 2*	To be defined	No porcine Circovirus 1 & 2
Detection of Enterovirus	To be defined	Absence of Enterovirus
Detection of human viruses: [**]	qPCR	No evidence of virus

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

*

If porcine trypsin was used in the bank production performed by ATCC. ** If the sub-contractor of the assay requested by FREELINE THERAPEUTICS is not qualified yet by NOVASEP, an extra cost will be requested to FREELINE THERAPEUTICS in order to perform a documentary audit or on site audit of the sub-contractor.

Duration: approx 4 months, including release and production report.

Deliverables: approx [**] executed Batch Records, signed CoAs

WP 1.2. Production of a Working Cell Bank (WCB)

A WCB will be produced in the GMP facilities starting from [**] produced in WP1.1.

The process will allow the production of [**] and each vial will contain [**] with a viability [**] The process will be performed at the same scale as for the production scheme defined at step WP1.1.

The following in-house analytical testing will be performed on the WCB under the responsibility of NOVASEP.

Process testing	Method	Specification
Sterility	[**]	Absence of growth
Appearance	[**]	For example (Turbid, yellowish liquid)
Cell Viability	[**]	For example (≥ 60% at thawing step)
Total cell count	[**]	For example (≥ 15 107cells/vial)
Growth recovery	[**]	i.e. Cell doubling time ≤ 50h and viability ≥ 80% at 2nd passage after thawing

The following outsourced QC will be done under the responsibility of the subcontractor (*). Additional outsourced QC testing would be performed upon FREELINE THERAPEUTICS request.

Process testing	Method	Specification
Cell identity DNA Fingerprint To include large T antigen	To be defined	[**]
Mycoplasma Direct & Indirect	To be defined	No evidence of Mycoplasma
In Vitro AA [**]	To be defined	No evidence of cytopathic effect or haemadsorption

*

If the sub-contractor of the assay requested by FREELINE THERAPEUTICS is not qualified yet by NOVASEP, an extra cost will be requested to FREELINE THERAPEUTICS in order to perform a documentary audit or on site audit of the sub-contractor.

Duration: approx 4 months, including release and production report.

Deliverables: approx approx, [**] executed Batch Records, signed CoAs

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Part 3: Price of the Work and Payment conditions

1.	Price

The price for the Work (in EURO) described above is as follows:

WP	Description	Price
WP 1.	Master & Working Cell Bank manufacturing and release	[**]
External Costs		[**]
TOTAL BUDGET: [**]

External Costs

Raw materials, consumables, disposables and reagents linked to the process (e.g. culture media, chromatographic resins, membranes, filters, ...) and outsourced QC testing are defined as external costs and are included in the above budget. External costs have been firstly estimated at [**]

In case these costs exceed the said amount, NOVASEP will invoice FREELINE THERAPEUTICS for these additional costs with [**] overhead.

Should the External Costs amount effectively borne by NOVASEP at the expiration/termination date of this Agreement be less than the above mentioned estimated External Costs, the Parties hereby agree that the difference shall be credited to FREELINE THERAPEUTICS.

Transport/shipment is not included in the present offer and will be re-invoiced with [**]

The [**] only includes NVS administration fees related to outsourcing management (accounting, organization & contract with subcontractors).

Costs of storage or destruction of any product, intermediate or unused raw material are not included in the prices specified in this Part 3 Such costs, if any, will therefore be charged by NOVASEP to FREELINE THERAPEUITCS in addition to these prices. Any exceeding storage of raw materials or Products in relation with a change of initial agreed delivery date of postponement or cancellation of any Work Package by FREELINE THERAPEUTICS will be charged by NOVASEP to FREELINE THERAPEUTICS in addition to the prices defined in this Part 3.

2.	Validity

The offer included in this Agreement is valid thirty (30) days after date of receipt.

3.	Applicable Incoterm

The deliveries are quoted FCA NOVASEP Facility in Belgium (Incoterm 2010 of the ICC), the transport and insurance stay at the customer cost

Should NOVASEP provide assistance to CUSTOMER for the organization of the shipment of the Product / Deliverables and/or choose the shipping agents and companies on behalf of CUSTOMER, the transfer of risks for those Product / Deliverables from NOVASEP to CUSTOMER shall anyway occur in accordance with the agreed Incoterm 2010 of the ICC, i.e. NOVASEP will NOT be responsible or liable for the damages or loss that could occur on the Product / Deliverables during transportation.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

4.	Payment Conditions

CUSTOMER agrees to make payments of the price set out in Section 1 of this Part 3 [**] against invoices, as set out in Section 5 of Part 3, upon the following installments:

#	Payment terms	%
1	Upon signature of the Agreement	[**]
2	Upon release of MCB	[**]
3	At starting the preparation of the WCB manufacturing	[**]
4	Upon release of the WCB	[**]

5.	Payment terms

First payment (at signature): upon invoice reception, (                ) by bank transfer, non-refundable.

Other payments: 30 days net date of invoice (                    ), by bank transfer.

In case of late payments, NOVASEP will be entitled to invoice a penalty up to [**] the global price per week of delay to CUSTOMER.

6.	NOVASEP’s Bank Account

HENOGEN S.A

rue des Professeurs Jeener et Brachet 12

6041 Gosselies

Belgium

TVA: [**]

Bank name: [**]

IBAN: [**]

BIC/SWIFT: [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Part 4: Legal Terms

1	Integral Parts of this Agreement

The present Agreement contains 4 parts, which are an integral part thereof:

•	Part 1: Definition

•	Part 2: Scope of the Work;

•	Part 3: Price of the Work and Payment Conditions

•	Part 4: Legal Terms

2	Work

2.1    Scope of Work. CUSTOMER hereby engages NOVASEP to conduct the Work and NOVASEP hereby agrees to provide the Work for CUSTOMER in accordance with this Agreement, at the rates or for all sums set out in Part 3 and otherwise upon these terms and conditions. Any services not expressly described as being included in the Work as set forth in Part 2 will be considered to be outside NOVASEP’s scope of Work and will be charged to CUSTOMER at NOVASEP’s then applicable rates, provided that Novasep has notified CUSTOMER that such services are outside NOVASEP’s scope of Work and CUSTOMER has given its prior written consent to Novasep carrying out such services.

2.2    Change of scope. Any change of scope by CUSTOMER shall be subject to a written agreement of both Parties, such agreement including revised timelines, prices, specifications, quality and/or HSE requirements. Should CUSTOMER ask for a change in the agreed packaging of the Product, or in the agreed batch size(s), or in the agreed size of vials NOVASEP will notify CUSTOMER of any costs or expenses resulting therefrom, including additional manufacturing, handling, sampling, packaging or storage costs or expenses and if CUSTOMER requests NOVASEP to proceed with such change, such costs and expenses will be borne by CUSTOMER.

2.3    Storage and destruction costs. Cost of destruction of any product, intermediate or unused raw material are not included in the prices specified in Part 3 Such costs, if any, will therefore be charged by NOVASEP to CUSTOMER in addition to these prices. Any exceeding storage of raw materials or Products in relation with a change of initial agreed delivery date of postponement or cancellation of services by CUSTOMER will be charged by NOVASEP to CUSTOMER.

2.4    Equipment. Should NOVASEP purchase specific equipment, softwares, systems and devices in connection with the performance of the Work, such items shall, unless otherwise expressly agreed between the Parties, be owned by NOVASEP.

2.5    Use of CUSTOMER Data and Materials. CUSTOMER hereby authorizes NOVASEP and its employees to use the customer Data and the Materials to the extent necessary to perform the Work. NOVASEP acknowledges and recognizes that no other right or license to use in any way the customer Data or the Materials is granted hereunder, by implication or otherwise.

2.6    The Parties shall collaborate in good faith and in transparency for the proper performance of the Work.

3	NOVASEP’s undertakings

3.1    NOVASEP warrants and undertakes to CUSTOMER (i) that the Work will be conducted in a professional manner with professional skill and care and (ii) that NOVASEP will use its good faith efforts to perform the Work in accordance with the indicative time schedules set out in the Part 2 and in accordance with the terms of this Agreement. It is acknowledged between the Parties that since the Work is of developmental nature, there can be no guarantee that the Work will be successfully completed, or that the Product and/or the deliverables will be in full conformity with the Product’s specifications, or that the Work will be completed within a specified time frame, despite NOVASEP’s good faith efforts to do so. In the event that the Product fails to meet specifications due to operator error, equipment/building failure or other issue in Novasep’s control then Novasep will repeat the work at its cost to deliver the Product with reasonable efforts to minimize delay.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

3.2    Except as expressly otherwise stated in this Agreement, NOVASEP expressly excludes and disclaims all other warranties (whether implied or express), including, without limitation: (i) any warranty of merchantability or (ii) any warranty of fitness of the Products and deliverables supplied under this Agreement for the particular purpose for which CUSTOMER intends to use them.

3.3    Audit. Maximum once a year, CUSTOMER may conduct on site compliance quality audits of NOVASEP to inspect areas, equipment and materials of the facility where the Work is performed, including procedures and data connected with the Work. NOVASEP shall receive prior reasonable notice of such audit at least thirty (30) business days in advance, in order to make relevant staff available to attend the audit. Such audit shall take place during normal business hours. CUSTOMER shall use its reasonable endeavors not to cause any disruption to NOVASEP’s business and activity in carrying out such audit. In the event the audit under this Section extends beyond two business days, NOVASEP will charge CUSTOMER a per diem rate of [**] which shall include reasonable access to NOVASEP’s qualified and experienced employees. For the avoidance of doubt, such right of CUSTOMER does not include any right to inspect or audit NOVASEP’s financial data or accounting records.

3.4    Other Services. If NOVASEP, at CUSTOMER’s request, provides assistance or services to CUSTOMER for the importation of any raw materials, intermediates or substances, or for the exportation of the Product or any deliverable, such services will be invoiced by NOVASEP to CUSTOMER at a [**]

4	CUSTOMER’s obligations and Supplies

4.1    General obligation of CUSTOMER. As a general obligation, CUSTOMER shall perform the tasks assigned to it as defined in this agreement. CUSTOMER shall also supply NOVASEP sufficiently in advance with such materials, information and documents as NOVASEP may reasonably request for the proper performance of its obligations hereunder, as more specifically described in Part 2. CUSTOMER shall also take delivery of the Product manufactured by NOVASEP at NOVASEP’s facility within seven days following NOVASEP’s notice of readiness to the customer.

4.2    Supply of Materials by CUSTOMER. If CUSTOMER has to supply Materials to NOVASEP according to this agreement, in particular Part 2 or any other arrangement, then it is the responsibility of CUSTOMER to ensure that adequate quantities of such Materials are delivered on time and with appropriate quality to NOVASEP’s facility. Should the late arrival of such Materials, or the quality of such Materials, negatively impact the performance of the Work or the indicative time schedule defined in Part 2, then NOVASEP shall not be liable for the consequences of such late delivery and CUSTOMER shall compensate NOVASEP for any additional costs of laboratory services and facilities downtime provided that such facilities could not be reasonably reallocated by NOVASEP.

4.3	CUSTOMER’s Warranties.

a)    CUSTOMER hereby warrants and undertakes that any CUSTOMER Data, Materials and Product which NOVASEP is required by CUSTOMER to use, access or modify is legally licensed to CUSTOMER or is CUSTOMER’s own property, and that as far as CUSTOMER is aware as at the date of signing of this Agreement, NOVASEP’s Work activities under this Agreement will not infringe the rights of any third parties.

b)    CUSTOMER also warrants and represents to NOVASEP that the nature of the Materials and Product delivered by or on behalf of the customer to NOVASEP will conform to all relevant legal requirements.

c)    In addition, CUSTOMER warrants and represents to NOVASEP that the nature of the Materials and Product delivered by or on behalf of the customer to NOVASEP will be free of hazardous or toxic material unless clearly specified for known hazardous materials such as cytostatic/cytotoxic materials. Material Safety Data Sheets and any specific safe material handling instructions applicable to the Materials and Product will be disclosed by CUSTOMER in advance to NOVASEP in writing and included with shipments. Before the beginning of the Work, CUSTOMER shall supply NOVASEP free of charge with copies of all safety information relating to the Materials and Product.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

5	Intellectual Property Rights

5.1    The following definitions shall apply to this Agreement:

“Intellectual Property Rights” means copyright, design right, database rights, trade marks (whether registered or unregistered), patents, patent applications, registered designs rights and all other rights of a similar nature, subsisting anywhere in the world at any time.

“NOVASEP Background Intellectual Property” means all inventions, information, processes, software, know-how, data, discoveries, reports, materials, techniques or methods, including Intellectual Property Rights, which are in possession of NOVASEP prior to the date of the signing of this Agreement, or which is developed by NOVASEP in parallel with this Agreement without using any CUSTOMER Data in connection with this Agreement.

“CUSTOMER Background Intellectual Property” means all inventions, information, processes, software, know-how, data, discoveries, reports, materials, techniques or methods, including Intellectual Property Rights, which are in possession of CUSTOMER prior to the date of the signing of this Agreement, or which is developed by CUSTOMER in parallel with this Agreement without using any Confidential Information of NOVASEP in connection with this Agreement.

“Results” means any data, methods, substances and/or materials produced, developed by NOVASEP in the course of and relating to the Work (whether individually, collectively or jointly with CUSTOMER), including, without limitation, NOVASEP’s development reports.

5.2    NOVASEP Background Intellectual Property shall at all times remain the sole and exclusive property of NOVASEP.

CUSTOMER Background Intellectual Property shall at all times remain the sole and exclusive property of CUSTOMER.

Each Party hereby grants the other Party a worldwide, royalty-free, non-exclusive license, without the right to sublicense, to use its Background Intellectual Property as necessary for the purpose of carrying out the Work, but for no other purpose.

5.3    Subject to Section 5.4 below, all right, title and interest in and to the Results which are specific to the customer’s Product, are the sole property of CUSTOMER, and all such rights shall pass to CUSTOMER upon receipt by NOVASEP of the full payment of the Work by CUSTOMER.

NOVASEP shall, at CUSTOMER’s request and at CUSTOMER’s costs, perform all such activities and sign all documents deemed necessary by CUSTOMER to enable CUSTOMER to obtain the rights described in this section 5.3.

5.4    All right, title and interest in and to the Results which are not specific to the customer’s Product are the sole property of NOVASEP and all such rights shall pass to NOVASEP as soon as they are created.

CUSTOMER shall, at NOVASEP’s request and at NOVASEP’s costs, perform all such activities and sign all documents deemed necessary by NOVASEP to enable NOVASEP to obtain the rights described in this Section 5.4.

5.5    The Party who is the sole owner of a Result is free to use its Result and may take such steps as it may decide from time to time, at its expense and sole discretion, to register and maintain any protection for that Result including filing and prosecuting patent applications for any Result, and taking any action in respect of any alleged or actual infringement of its Intellectual Property Rights. Where any third party is involved in the Work, the Party engaging that third party will ensure that the third party assigns to it any Intellectual Property they may have in the Results in order to be able to give effect to the provisions of this Section 5.

5.6    Notwithstanding the foregoing, no patent application shall be filed by either Party regarding the Results without the prior written information thereof of the other Party, including the patent draft or a translation thereof in French or English, at least four weeks prior to the contemplated patent filing date. The Party desiring to patent shall not unreasonably refuse or omit to take into account any comments received from the other Party.

5.6    Each Party grants the other Party a worldwide, royalty free, fully paid up, non-exclusive license, without the right to sub-license, to use its Results for the purpose of carrying out the Work.

5.7    In case Product samples and/or batches are delivered by NOVASEP to CUSTOMER within the scope of this Agreement, such Product samples and/or Product batches shall belong to the customer, which shall be free to use them.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

7	Confidentiality

7.1    The Receiving Party shall keep strictly confidential all Confidential Information of the Disclosing Party and shall not disclose the same to a third party without prior written consent of the Disclosing Party.

7.2    The foregoing obligations of confidentiality shall not apply to any portion of the Confidential Information of the Disclosing party that the Receiving Party can demonstrate by contemporaneous documentary evidence:

(a)    was fully in its possession prior to receipt from the Disclosing Party; or

(b)    was in the public domain at the time of receipt from the Disclosing Party; or

(c)    became part of the public domain after the time of receipt from the Disclosing Party through no fault of the Receiving Party, or

(d)    was lawfully received by the Receiving Party from a third party having a right of further disclosure and who did not, directly or indirectly, receive such Confidential Information from the Disclosing Party; or

(e)    is required by law, regulation, rule, act, or order of any governmental authority or agency to be disclosed by the Receiving Party, provided, however, that the Receiving Party gives the Disclosing Party sufficient advance written notice to permit the Disclosing Party to seek a protective order or other similar order with respect to such Confidential Information and thereafter discloses only the minimum Confidential Information required to be disclosed in order to comply.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Information is embraced by general disclosures in the public domain or in the possession of the Receiving Party. In addition, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements thereof are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

7.3    Confidential Information shall not be used by the Receiving Party other than for the purpose of the work contemplated by this Agreement. The Parties shall only disclose Confidential Information to employees who have a genuine need to access such information in order to fulfil the Parties’ obligations under this Agreement.

7.4    The Receiving Party agrees that, at the other Party’s request, or upon expiration or termination of this Agreement (whatever the reason), the Receiving Party shall forthwith return to the other Party any and all parts of the Confidential Information of the Disclosing Party provided in documentary form and will return or destroy any copies or other tangible embodiments thereof made by the Receiving Party: except for one copy that may be retained in a secure file for compliance purposes only.

7.5    For the purposes of this clause 6 but subject to section 5, the Results shall be treated as Confidential Information.

7.6    Neither Party shall, without the prior written consent of the other Party, disclose to any third party the terms of this Agreement, which shall be treated as Confidential Information.

7.7    These obligations of confidentiality and non-use are valid during the period of this Agreement and for a period of [**] years after its termination. Each party agrees to indemnify the other from any loss suffered as a result of the violation of the provisions in this clause 7. The Receiving Party shall be liable for any acts or omissions of any person to whom it has disclosed the Confidential Information of the Disclosing Party, which, if effected by a Party to this Agreement, would constitute a breach of this Agreement.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

8	Fees and expenses

8.1    CUSTOMER shall pay NOVASEP all sums as specified in Part 3. Unless otherwise agreed, all prices of NOVASEP are lump sum amounts. Such prices are for delivery of FCA NOVASEP’s plant (Incoterms 2010 of the ICC). Payment on signature of this Agreement made by CUSTOMER in accordance with Part 3 will be considered non-refundable.

8.2    Unless otherwise agreed between the Parties, CUSTOMER shall pay all applicable taxes, duties and charges, if any, including taxes, duties and charges for transportation, insurance, shipping, storage and custom clearance of the Product and the deliverables. CUSTOMER shall obtain at its own expense any export and import license or other official authorization and carry out all customs formalities necessary for the exportation and/or importation of the deliverables.

8.3    NOVASEP shall issue invoices to CUSTOMER in respect of its fees, charges and expenses in accordance with the payment terms defined in Part 3.

8.4    The performance of the Work by NOVASEP may be subject to change in laws and regulations, in particular (but not only) as a result of the application of the European REACH regulation (1907/2006). For any change in legislation which results in additional costs for Novasep, these costs will be borne by CUSTOMER, after prior notice by NOVASEP informing CUSTOMER about the change in regulation and the additional costs resulting therefrom and after obtaining CUSTOMER’s written agreement.

9	Term and Termination

9.1    This Agreement shall commence on the Effective Date, and shall continue (subject to earlier termination in accordance with this Agreement) in accordance with the indicative time frame set forth in Part 2, and expire when the Work is completed, unless otherwise agreed between the Parties.

9.2    Either Party may terminate this Agreement if the other is in material breach of this Agreement provided that such breach (where capable of remedy) has not been remedied within sixty (60) days of receipt of written notice from the terminating Party specifying the breach.

9.3    In addition to this, CUSTOMER may terminate this Agreement for convenience with a prior written notice of [**]

10	Effect of Termination

10.1    On the termination or expiration of this Agreement, CUSTOMER shall in accordance with this Agreement pay NOVASEP for all unpaid fees and expenses accrued up to the date of termination or expiration, and NOVASEP shall notwithstanding return all CUSTOMER Data to CUSTOMER forthwith, including any quantity of Product already manufactured by NOVASEP.

10.2    On the termination of this Agreement due to material breach from a Party, the other Party is entitled to compensation or reimbursement of fees and expenses paid under this Agreement NOVASEP shall upon termination of this Agreement (whatever the reason) return all CUSTOMER Data to CUSTOMER forthwith, save for one copy which may retained by NOVASEP for the sole purpose of monitoring its confidentiality undertaking as defined in this Agreement.

10.3    If the Agreement has been terminated by CUSTOMER for convenience in accordance with Section 9.3 above, CUSTOMER shall pay to NOVASEP for [**] CUSTOMER shall pay to NOVASEP a termination fee corresponding to [**] due for all the work described Part 2 of the Agreement For the avoidance of doubt, the total amounts to be paid by CUSTOMER to NOVASEP under this Section 9.3 shall not exceed [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

11	Liability

11.1    Each Party shall indemnify the other and hold the other harmless from and against any and all (i) liability for death, illness or injury to any third party; (ii) for loss or damage to any third party’s property; and (iii) against all claims, demands, proceedings and causes of action resulting directly or indirectly therefrom, arising out of each Party’s activities, negligence or wrongful act in the performance of the Work. Where a Party (the “Indemnitee”) seeks indemnification from the other Party (the “Indemnitor”) under this Agreement, the Indemnitee shall provide prompt written notice to the Indemnitor of the assertion or commencement of the relevant claim. The Indemnitor shall have the right to assume the defense of any such claim and shall not be liable for settlement of any claim effected without its written consent. The Indemnitee shall: (a) provide all assistance and information reasonably required by the Indemnitor; (b) not make any admission of liability, conclude any agreement in relation to such liability or make any compromise with any person, body or authority in relation to such liability without the prior written consent of the Indemnitor; and (c) have the right to participate in (but not control) the defense of a claim and to retain their own counsel in connection with such claim at their own expense.

11.2    NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOSSES OF PROFITS), WHETHER IN CONTRACT OR IN TORT, ARISING OUT OF ANY TERMS OR CONDITIONS IN THIS AGREEMENT OR WITH RESPECT TO THE PERFORMANCE THERETO, EXCEPT IN CASE OF GROSS NEGLIGENCE OR WILFUL MISCONDUCT.

11.3    NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE LIABILITY OF NOVASEP ARISING OUT OF ANY TERMS OR CONDITIONS IN THIS AGREEMENT OR WITH RESPECT TO THE PERFORMANCE THERETO SHALL BE IN ANY CASE LIMITED TO [**]

11.4    Notwithstanding any other provision of this agreement, neither party’s liability under or in connection with this agreement shall be excluded or reduced to the extent that it arises in respect of the following matters:

(a)	for death or personal injury;

(b)	for fraud or fraudulent misrepresentation;

(c)	for breach of Section 7 (Confidentiality).

12	Applicable Law - Litigations

12.1    This Agreement shall be entirely and exclusively interpreted and enforced in accordance with the laws of Belgium.

12.2    In case of disputes between the Parties arising from the enforcement and/or the interpretation of the Agreement, the Parties shall try to settle amicably and rapidly such dispute. It is expressly agreed between the Parties that if no settlement can be found between them within a reasonable period of time, and in any case no later than two (2) months following the receipt by one Party of the written claim of the other Party, any disputes shall be brought in the Courts of Brussels, Belgium, which shall have exclusive jurisdiction.

13	Force Majeure

13.1    In this Agreement, Force Majeure means in relation to either Party, any circumstances beyond the reasonable control of that Party, preventing or delaying the performance by such Party of its obligations under this Agreement;

13.2    The following events are notably (but not exclusively) considered as events of Force Majeure: war (whether or not declared), revolutions, riot or civil commotion, accident, fire, explosions, flood, storm, delay in transportation, equipment breakdowns, change of laws or regulations, orders or acts of any governmental agency or body, labour conflict or strikes, shortage or disruption in supplies of raw materials.

13.3    If any Force Majeure occurs in relation to either Party which affects or may affect the performance of any of its obligations under this Agreement, it shall notify the other Party forthwith as to the nature and extent of the circumstances in question.

13.4    Neither Party shall be deemed to be in breach of this Agreement, or shall be otherwise liable to the other Party, by reason only of any delay in performance, or the non-performance of any of its obligations hereunder, to the extent that the delay or non-performance is due to any Force Majeure of which it has duly notified the other Party, and the time for performance of that obligation shall be extended accordingly.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

13.5    If the performance by either Party of any of its obligations under this Agreement is prevented or delayed by Force Majeure for a continuous period in excess of ten (10) working days, the Parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable in the circumstances.

13.6    If the performance by either Party of any of its obligations under this Agreement is prevented or delayed by Force Majeure for ninety (90) days or more, consecutively or cumulatively, in any one year, then the other Party shall in its discretion have the right to terminate this Agreement forthwith upon written notice.

14	General

14.1    This Agreement is binding upon and for the benefit of the undersigned Parties, their successors and assigns. The Parties are not entitled to assign or sub-contract any of their obligations under this Agreement without the other Party’s prior written consent, except in case of subcontracting, transfer or assignment to one of their Affiliates.

14.2    Each Party is an independent contractor and neither is the agent of the other.

14.3    If any provisions of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect. In such event, such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

14.4    It is understood and agreed between the Parties that no failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

14.5    This Agreement, along with its appendices, if any, constitute the entire agreement between the Parties with respect to the subject matter hereof, and it is expressly agreed that any and all prior understandings or agreements between the Parties relating to the subject matter of this Agreement, whether oral or written, are automatically cancelled by the execution of this Agreement.

14.6    The terms and conditions set forth in the Agreement and its appendices may only be modified in a subsequent writing signed by the Parties.

14.7    All notices to be given under the Agreement shall be in writing in English and left at or sent by first class registered or recorded delivery mail, or fax to the appropriate address shown in clause 14.8 or left at or sent to such other address as the Party concerned may from time to time designate by notice pursuant hereto.

14.8    The Parties contact information is:

For NOVASEP:	[**]	For CUSTOMER:	[**]
	[**]		[**]
	CEO		CEO
	Email: [**]		Email: [**]
	Tel: [**]		Tel: [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Made in two original copies, one for each Party.

Signed by a duly authorized signatory for and on behalf of HENOGEN SA	Signed by a duly authorized signatory for and on behalf of FREELINE THERAPEUTICS

Signature: [**]	Signature: [**]
Name: [**] Position: Chief Executive Officer Date: 13/06/2016	Name: [**] Position: CEO Date: 6/6/16